EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144693 and 333-158581 on Form S-8 of our report dated June 15, 2009, relating to the financial statements and supplemental schedule and supplementary information by fund of The Savings and Profit Sharing Fund of Allstate Employees (the “Fund”) appearing in this Annual Report on Form 11-K of the Fund for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

June 25, 2009